CENTRAL EUROPEAN MEDIA ENTERPRISES
RAISES MORE THAN $700 MILLION
AND ACQUIRES TV NOVA

Company Solidifies Leading Position in Central and Eastern Europe

HAMILTON, BERMUDA, May 6, 2005 -Central European Media Enterprises Ltd. ("CME") (NASDAQ: CETV) today announced that it has raised $709 million in debt and equity and completed its acquisition of a controlling interest in TV Nova, the premier television network in Central and Eastern Europe. The acquisition of TV Nova, which reaches 10 million people in the Czech Republic, increases CME's footprint to approximately 90 million people in six Central and Eastern European countries.

CME has successfully tapped the high yield market to issue Euro 370 million (approximately $477 million) senior notes, consisting of Euro 245 million (approximately $316) 8.25% senior notes due 2012 and Euro 125 million (approximately $161 million) senior floating rate notes due 2012, which bear interest at a rate equal to six-month EURIBOR plus 5.5%. CME received net proceeds of approximately Euro 361 million (approximately $466 million) from the issuance. In addition, CME has sold approximately 5.4 million shares of its Class A common stock in a public offering that closed at the same time. CME previously announced that it had entered into an underwriting agreement with J.P. Morgan Securities Ltd., Lehman Brothers Inc. and ING Bank N.V. London Branch providing for a public offering of 4.7 million shares of its Class A common stock. Pursuant to the terms of the underwriting agreement, the underwriters have exercised their option to purchase up to 705,000 additional shares of Class A common stock. CME received net proceeds of approximately $232 million from this sale.

In conjunction with the financing, CME has announced that it has acquired 85% of PPF’s interest in the TV Nova group for approximately $630 million. The consideration includes cash of approximately $490 million and 3.5 million unregistered shares of CME’s Class A Common Stock issued to PPF. The final price will be determined on the basis of a post-completion audit of movements in the indebtedness and working capital of the TV Nova group.

In a related transaction where CME has agreed with Peter Krsak to acquire his minority interest in CET 21 s.r.o., which holds the TV Nova broadcast license, both the Czech Council on Radio and Television Broadcasting and the shareholders of CET 21 have consented to this transfer. CME expects to complete this acquisition by the third quarter of 2005. Following the acquisition of Mr. Krsak’s interest in CET 21, CME intends to exercise its right to acquire from PPF its remaining 15% in the TV Nova group held by PPF. It is anticipated that the total investment by CME to acquire 100% of the TV Nova group will be approximately $930 million.

Michael Garin, CME's CEO commented, “This is a landmark moment for CME. We are thrilled with our acquisition of TV Nova, the region’s premier television network. It is highly profitable and represents a strong strategic fit with our existing networks, which greatly enhances our long-term outlook. Our successful issuance of the notes and public offering of our shares demonstrates the confidence of the markets in our proven track record and our prospects. We have now established a solid foundation on which we can continue to build. TV Nova will double the size of CME's revenues and add significant operating and net income. With this transaction and our buying out the minority interests in TV Nova, we have achieved one of the key goals of our growth strategy. We have moved from being a leading broadcaster in Central and Eastern Europe to being the dominant one.”

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 Forward-Looking and Cautionary Statements

This press release contains forward-looking statements, including statements regarding the expected date of completion of the purchase of Mr. Krsak’s minority interest in CET 21, the expected acquisition of the remaining minority interest of PPF in the TV Nova group, the anticipated total investment to acquire the TV Nova group, the expected impact of the acquisition of TV Nova on CME’s consolidated revenues, operating income and net income, the contribution of TV Nova to enhancing our long term growth and market position, the benefit of operating synergies with CME’s other markets, and business strategies and commitments. For these statements and all other forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated. Future events and actual results, affecting our strategic plan as well as our financial position could differ materially from those described in or contemplated by the forward-looking statements. Important factors that contribute to such risks include, but are not limited to, the rate of development of advertising markets in countries where we operate, general market and economic conditions in these countries, the US and Western Europe, the renewals of broadcasting licenses, the general regulatory environment and compliance, the ability to acquire programming and the ability to attract audiences.

Central European Media Enterprises Ltd. (CME) is a TV broadcasting company with leading stations in six Central and Eastern European countries reaching an aggregate of approximately 90 million people. The Company’s television stations are located in Croatia (NOVA TV), the Czech Republic (TV NOVA) Romania (PRO TV, ACASA, PRO CINEMA), Slovakia (MARKIZA), Slovenia (POP TV, KANAL A) and Ukraine (STUDIO 1+1). CME is traded on the NASDAQ under the ticker symbol “CETV”.

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For additional information, please visit www.cetv-net.com or contact:

United States:	United Kingdom:
Jonathan Lesko/Michael Smargiassi (Investors) Olga Shmuklyer (Press) Brainerd Communicators, Inc. +1-212-986-6667	Wallace Macmillan (Investors) Vice President Finance & Chief Financial Officer +44-20-7430-5430